UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 2)


                             The Boston Beer Company, Inc.
                                    (Name of Issuer)

                                  Class A Common Stock
                             (Title of Class of Securities)

                                       100557-10-7
                                     (CUSIP Number)

                                   December 31, 1997
                (Date of Event Which Requires Filing of This Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]     Rule 13d-1(b)

                     [ ]     Rule 13d-1(c)

                     [x]     Rule 13d-1(d)

             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 2 of 17



       1   Name Of Reporting Person    H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
         SHARES           6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive PoweR

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             PN

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 3 of 17



       1   Name Of Reporting Person    H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 4 of 17



       1   Name Of Reporting Person    HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 5 of 17



       1   Name Of Reporting Person    H&Q INVESTORS

           IRS Identification No. Of Above Person                    94-2917768

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             PN

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 6 of 17



       1   Name Of Reporting Person    H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person*

                                             PN

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 7 of 17



       1   Name Of Reporting Person    HAMCO CAPITAL CORPORATION

           IRS Identification No. Of Above Person                    94-2731560

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             CO

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 8 of 17



       1   Name Of Reporting Person    HAMBRECHT & QUIST VENTURES PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             PN

     CUSIP No. 100557-10-7           SCHEDULE 13G                   Page 9 of 17



       1   Name Of Reporting Person    HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             CO

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 10 of 17



       1   Name Of Reporting Person    HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             CO

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 11 of 17



       1   Name Of Reporting Person    WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              996,238
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-

                          8    Shared Dispositive Power

                                                   996,238

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          996,238

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            6.1%
       12   Type Of Reporting Person*

                                             IN

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 12 of 17


             Item 1(a).  Name of Issuer.

                     The Boston Beer Company, Inc. (the "Issuer").

             Item 1(b).  Address of Issuer's Principal Executive Offices.

                     75 Arlington Street, 5th Floor, Boston, MA  02116.

             Item 2(a).  Names of Persons Filing.

                     Reference is made to Item 1 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                     The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).  Citizenship.

                     Reference is made to Item 4 of each of the cover
             pages of this Schedule, which Items are incorporated by reference herein.

             Item 2(d).  Title of Class of Securities.

                     Class A Common Stock ("Common Stock").

             Item 2(e).  CUSIP Number.

                     100557-10-7

             Item 3. Type of Reporting Person.

                     Not applicable.

             Item 4. Ownership.

                     Reference is made to Items 5-9 and 11 of each of the
             cover pages to this Schedule, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 16,337,744 shares of Common Stock issued and outstanding as of December 31, 1997. At December 31, 1997, the following shares of Common Stock were held directly by the following persons:

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 13 of 17


                                                       Common Stock
                 Person                               Directly Owned

                 H&Q London Ventures                      608,309

                 H&Q Ventures International C.V.*             -0-

                 Hamquist                                  39,705

                 H&Q Investors                             19,852

                 H&Q Ventures IV                              -0-

                 Hamco Capital Corporation                266,175

                 Hambrecht & Quist Venture Partners        26,029

                 Hambrecht & Quist Group                   36,168
                                                         ________

                 TOTAL                                    996,238
                                                         ========

                  *Reporting person has been dissolved.

                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Schedule shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, managers and/or members of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 14 of 17


             which this Schedule relates, and such beneficial ownership is expressly disclaimed.

                       This Schedule does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 15 of 17


                                       Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 10, 1998.

             H&Q LONDON VENTURES             HAMBRECHT & QUIST VENTURE
                                             PARTNERS
             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/Jackie A. Berterretche
                  Jackie A. Berterretche        _________________________
                  Attorney-in-Fact                Jackie A. Berterretche
                                                  Attorney-in-Fact

             HAMQUIST
                                             HAMBRECHT & QUIST CALIFORNIA
             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/Jackie A. Berterretche
                  Jackie A. Berterretche        _________________________
                  Attorney-in-Fact                Jackie A. Berterretche
                                                  Attorney-in-Fact

             H&Q INVESTORS                   HAMBRECHT & QUIST GROUP

             By:/s/Jackie A. Berterretche    By: /s/Steven M. Machtinger
                _________________________       _________________________
                  Jackie A. Berterretche          Steven M. Machtinger
                  Attorney-in-Fact                General Counsel & Secy.


             H&Q VENTURES IV                 WILLIAM R. HAMBRECHT

             By:/s/Jackie A. Berterretche    By:/s/Jackie A. Berterretche
                _________________________       _________________________
                  Jackie A. Berterretche          Jackie A. Berterretche
                  Attorney-in-Fact                Attorney-in-Fact


             HAMCO CAPITAL CORPORATION

             By:/s/Jackie A. Berterretche
                _________________________
                  Jackie A. Berterretche
                  Attorney-in-Fact

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 16 of 17


                                     EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 17

     CUSIP No. 100557-10-7           SCHEDULE 13G                  Page 17 of 17


                                JOINT FILING UNDERTAKING

                       The undersigned, being authorized thereunto, hereby
             execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13G and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 10, 1998.

             H&Q LONDON VENTURES             HAMBRECHT & QUIST VENTURE
                                             PARTNERS
             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/Jackie A. Berterretche
                  Jackie A. Berterretche        _________________________
                  Attorney-in-Fact                Jackie A. Berterretche
                                                  Attorney-in-Fact

             HAMQUIST
                                             HAMBRECHT & QUIST CALIFORNIA
             By:/s/ Jackie A. Berterretche
                __________________________   By:/s/Jackie A. Berterretche
                  Jackie A. Berterretche        _________________________
                  Attorney-in-Fact                Jackie A. Berterretche
                                                  Attorney-in-Fact

             H&Q INVESTORS                   HAMBRECHT & QUIST GROUP

             By:/s/Jackie A. Berterretche    By: /s/Steven M. Machtinger
                _________________________       _________________________
                  Jackie A. Berterretche          Steven M. Machtinger
                  Attorney-in-Fact                General Counsel & Secy.


             H&Q VENTURES IV                 WILLIAM R. HAMBRECHT

             By:/s/Jackie A. Berterretche    By:/s/Jackie A. Berterretche
                _________________________       _________________________
                  Jackie A. Berterretche          Jackie A. Berterretche
                  Attorney-in-Fact                Attorney-in-Fact


             HAMCO CAPITAL CORPORATION

             By:/s/Jackie A. Berterretche
                _________________________
                  Jackie A. Berterretche
                  Attorney-in-Fact